Exhibit 10.37
OPERATIONS AGREEMENT
          THIS OPERATIONS AGREEMENT (the “Agreement”), dated as of August 2, 1999 is made by and among MCGLADREY & PULLEN, LLP (“M&P”), an Iowa limited liability partnership, MP ACTIVE PARTNERS TRUST, Clifford Newman, Trustee (“Trust”), MARK W. SCALLY, a resident of Minneapolis, Minnesota (“Scally”), THOMAS G. ROTHERHAM, a resident of Eden Prairie, Minnesota (“Rotherham”), RSM MCGLADREY, INC., a Delaware corporation (“RSM”), HRB BUSINESS SERVICES, INC., a Delaware corporation (“HRB”) and H&R BLOCK, INC., a Missouri corporation (“Block”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement (hereinafter defined).
RECITALS
          WHEREAS, M&P, Trust, Scally, Rotherham, RSM, Block and certain other persons and entities are parties to the Asset Purchase Agreement dated as of June 28, 1999 (the “Purchase Agreement”) providing for, among other things, the purchase of certain assets of M&P by RSM; and
          WHEREAS, M&P and RSM are parties to the Administrative Services Agreement dated as of August 2, 1999 (“Administrative Services Agreement”) providing for, among other things, the provision by RSM to M&P of certain administrative and other services; and
          WHEREAS, Block is the ultimate parent corporation of RSM and HRB, and RSM is a direct subsidiary of HRB; and
          WHEREAS, Scally and Rotherham were formerly appointed to the Office of Managing Partner of and were partners of M&P, but effective the date hereof have resigned such positions and partnership and are parties to respective Managing Director Employment Agreements with RSM dated the date hereof (the “Employment Agreements”); and
          WHEREAS, the parties hereto desire to set forth certain understandings and agreements regarding the respective business operations of M&P and RSM after the Closing, as set forth herein.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual premises and the covenants, representations and warranties herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
          1. Board of Directors of RSM. Effective the date hereof and for the duration of the Earnout Period but subject to Section 16 hereof, HRB will cause the Board of

Directors of RSM to be comprised of five (5) directors, consisting of (1) the Chief Executive Officer of RSM, (2) the Chief Operating Officer of RSM and (3) three other directors nominated by Block (such three nominees, the “Block Nominees”).
          2. Chief Executive Officer and Chief Operating Officer of RSM. Effective the date hereof and for the duration of the Earnout Period but subject to Section 16 hereof, Block will cause the Block Nominees to vote in favor of the appointment of Scally as the Chief Executive Officer, and Rotherham as the Chief Operating Officer, of RSM, provided that Scally’s and/or Rotherham’s respective Employment Agreement has not then been terminated or expired. In the event that such employment of Scally or Rotherham is terminated prior to the end of the Earnout Period, the Executive Management Committee shall recommend his or their replacement, subject to the good faith approval of Block, which shall not be unreasonably withheld or delayed.
          3. Executive Management Committee.
          a) Formation. Effective the date hereof and for the duration of the Earnout Period but subject to Section 16 hereof, Block or HRB will use its best efforts to cause the Block Nominees to, and Scally and Rotherham shall as directors of RSM, vote in favor:
          i) of the establishment and maintenance of the Executive Management Committee of the RSM Board of Directors (the “Committee”), which Committee shall initially consist of the Chief Executive Officer of RSM (as sole voting member), the Chief Operating Officer of RSM, and up to seven (7) other persons (each a “Committee Member”) who are selected on the basis set forth in Schedule 3 hereof. The resolution of the RSM Board initially establishing such Committee and the initial members thereof is attached hereto as Schedule 3.
          ii) of the RSM Board’s authorization and direction of the Committee to (i) establish, on an annual basis, the allocation of the Annual Compensation among the Senior Managing Directors and Managing Directors of RSM as provided in Schedule 5 of each of the forms of Managing Director Employment Agreement and the Senior Managing Director Employment Agreement, respectively, dated of even date hereof, (ii) promote or terminate Managing Directors and Senior Managing Directors, (iii) allocate Closing Block Options and Post Closing Block Options and (iv) recommend any replacement for Scally or Rotherham in the event of termination of their employment with RSM during the Earnout Period, as provided in Section 2. The resolution of the RSM Board making such authorization and direction is included within Schedule 3 hereof.

          4. Capital for Acquisitions. Subject to Section 16 hereof, the parties acknowledge that:
          a) Block management has set a strategic goal of building a national accounting and consulting firm. In pursuing this strategy. Block has to date acquired non-attest assets of accounting firms with aggregate revenues of approximately $102,000,000 for an approximate aggregate base purchase price of $102,000,000. Upon consummation of the transaction contemplated by the Purchase Agreement (the “Transactions”), Block shall have acquired non-attest assets of accounting firms with aggregate revenues of approximately $342,000,000 for an approximate aggregate minimum base price of $342,000,000.
          b) After consummation of the Transactions, Block intends to continue to build a national accounting and consulting firm by expanding Buyer through the acquisition of non-attest assets of other accounting, tax and consulting firms. Block expects to consummate between $300,000,000 to $400,000,000 (in base purchase price) of such acquisitions during the two-year period following the Closing Date. Block anticipates that it will continue to make similar acquisitions after such two-year period.
          c) The foregoing expressed goals, intentions, expectations and anticipations of Block are not, and do not constitute, legally binding obligations of Block or its affiliates and Block may, by decision of its Board of Directors (the “Board”), change such goals, intentions, expectations and anticipations because of a number of factors, including (without limitation) concerns regarding the performance of Buyer, increased costs of capital, adverse economic, regulatory or industry trends or events, and the good faith exercise of fiduciary and other duties owed by the Board to the shareholders of Block.
          5. Working Capital Funds. Effective the date hereof and for the duration of the Earnout Period, Block or a subsidiary or affiliate of Block will provide working capital funds to RSM, bearing interest at the Prime Rate quoted in The Wall Street Journal (adjusted quarterly based upon the Prime Rate reported for the first business day of such quarter and applied against the average of the beginning and closing balance for each month within such quarter) during the Earnout Period. Such working capital funds shall be in such amounts as are reasonably required by the business of RSM (including the purchase of fixed assets), consistent with that funded in past practice and for similarly situated firms, and agreed by Block in its good faith, reasonable discretion considering the foregoing.
          6. Post-Closing Development Expenditures. Block either directly or through any direct or indirect subsidiary of Block agrees to provide capital to M&P for development expenditures in an amount not to exceed Six Million Dollars ($6,000,000) per year for each of the one year periods commencing on the Closing Date and each of the first four anniversary dates of the Closing Date, respectively, regardless of whether such development expenditures are capitalized or expensed for accounting purposes. Such capital shall be used for the development of RSM’s infrastructure, mergers, integration resources, branding or related promotional efforts, acquisitions or similar purposes (“Development Purposes”) set forth in an annual preliminary budget (for each such annual period) and for which a year end (for each such annual period) accounting is prepared by RSM and delivered to Block. For purposes of this Section 1.6, it is assumed that such $6,000,000 annual amount is expended ratably over the course of such year.
          7. Certain Acquisitions. Effective the date hereof and for the duration of the Earnout Period, the acquisition of accounting, consulting or financial services businesses to be integrated into RSM, shall be subject to the prior written approval of both Block (whether directly or through HRB) and the Executive Management Committee.
          8. Allocation of Costs to Foundation Firms. Effective the date hereof and for the duration of the Earnout Period, RSM shall not allocate to any Foundation Firm or Prior Add-On Firm any costs for services provided by RSM unless and only to the extent that the Foundation Firm or Prior Add-On Firm has a tangible cost reduction or revenue enhancement derived or resulting from such services; provided however, this Section shall not prohibit M&P from charging Foundation Firms or Prior Add-On Firms for services rendered by M&P for or on behalf of clients of Foundation Firms or Prior Add-On Firms and which services are billed or are billable to such clients.
          9. Use of Block Corporate Services; Reimbursement of Certain Costs. Effective the date hereof and for the duration of the Earnout Period:
          a) RSM shall not be charged an overhead or similar charge by Block or HRB (or any Block Entity not within Group) for use of general administrative, legal, marketing or similar services unless and only to the extent that RSM’s use of such services results or demands incremental costs relating to the hiring of additional personnel, use of additional office space or material, out-of-pocket supply or independent contractor costs; and
          b) Block shall pay, or reimburse M&P, for its reasonable and necessary out of pocket incremental costs incurred by TP Services, LLC (“TPS”), including but not limited to the legal organization of TPS in Delaware, ongoing filing/qualification costs (in Delaware and as a foreign company in other states in which it does business) and annual state franchise taxes or fees (excluding, however, any taxes or fees or portions of taxes or fees representing tax on income or profits of TPS).
          10. Putney Compensation. Effective the date hereof and for the duration of the Earnout Period, the employment and compensation of Terrence E. Putney, an officer of HRB, shall be the obligation and expense of HRB (or another Block Entity not within Group). Terrence E. Putney shall perform work under the direction and on behalf of Block, HRB or RSM.

          11. Professional Liability Insurance Expense.
          a) RSM and M&P shall each have, and pay for, separate professional liability insurance on a “claims made” coverage basis. Since it is anticipated that professional liability claims made after the Closing will, on a declining basis over time, relate to services performed prior to Closing (for which the Trust has assumed liability), the parties agree that Trust shall have certain obligations regarding the reimbursement of professional liability insurance costs after Closing, as set forth in subsection (b), below.
          b) The professional liability insurance costs (including premiums and payments of deductible and copay amounts) of RSM and M&P (for themselves and their respective employees/partners) shall be allocated as follows, with RSM/M&P paying the insurer(s) directly for their respective entire costs and being reimbursed by Trust for Trust’s respective portion, upon demand from RSM/M&P:

		M&P/RSM
Year	Trust (%)	Portion (%)
1	60	40
2	50	50
3	40	60
4	0	100
          12. New Partners. M&P shall require that all persons acquiring equity or capital or rights to equity or capital in M&P or rights similar thereto, agree as a condition to becoming a partner of M&P to be bound by the terms of the Amended Partnership Agreement and a Managing Director Employment Agreement or a Senior Managing Director Employment Agreement. RSM intends to, but shall have no obligation to, enter into any employment agreement with any person who becomes a partner of M&P.
          13. Non-Solicitation/Non-Disclosure Covenants.
          a) Certain Acknowledgments. M&P acknowledges and agrees as follows in exchange for valuable consideration, the receipt and sufficiency of which M&P acknowledges:
          i) RSM and Block have obtained and will maintain an advantage over their respective competitors as a result of name, location and reputation developed at great expense;
          ii) M&P’s relationship with RSM involves the understanding of and access to certain trade secrets and confidential information pertaining to the property, business and operations of RSM and its Affiliates;
          iii) M&P’s recognition of the value of the special, unique and extraordinary knowledge and skill required to accept, undertake and perform the type of work normally undertaken and performed by M&P, RSM, the Partners and RSM’s other employees and agents;
          iv) All clients/customers of RSM, regardless of when or by whom acquired, are RSM assets and not assets of M&P;
          v) M&P has carefully considered the restrictions contained herein, and M&P specifically agrees that same are reasonable and necessary and essential to the preservation of the business of RSM; and
          vi) M&P’s agreements and covenants under this Section 13 are an essential part of the inducement to RSM to enter into this Agreement.
          b) Scope. Until the later to occur of (i) August 2, 2004 or (ii) that date which is three (3) years after the expiration or termination of this Agreement (the “Covenant Period”), for any reason or for no reason except as set forth in Section 13(d), M&P agrees as follows in consideration for entering into the Asset Purchase Agreement.
          i) Except with the prior written consent of RSM, M&P shall not directly or indirectly, either individually or as a principal, partner, member, manager, agent, employee, employer, consultant, stockholder, joint venturer, or investor, or as a director or officer of any corporation, company, partnership or association, or in any other manner or capacity whatsoever, engage in, assist or have any active interest in a business located anywhere in the United States, on its own behalf or for others, that provides, sells, develops, markets, designs, distributes, coordinates, conducts or publishes, to or for the benefit of any person or entity, investment advisory services, asset management services, financial planning services or products, estate planning services or products, seminars, training materials, industry newsletters, practice development tools or programs, accounting services (not including Public Accountancy services), consulting services, tax preparation services, management advisory services or such other service or product that otherwise competes with or is substantially similar in concept, design, format or otherwise to the business conducted by the RSM on the date hereof, or at any time during the Covenant Period. Notwithstanding the above, this paragraph shall not be construed to prohibit M&P from mere ownership of less than three percent (3%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or through Nasdaq.
          ii) Except with the prior written consent of RSM, M&P shall not, directly or indirectly, either individually, or as a principal, partner, member, manager, agent, employer, consultant, stockholder, joint venturer, or investor, or in any other manner or capacity whatsoever,
          (1) solicit, divert or take away, or attempt to solicit, divert or take away, from RSM, or any direct or indirect subsidiary or

Affiliate of RSM, any business with any client of RSM or any of its direct or indirect subsidiaries or Affiliates,
          (2) solicit, divert or take away, or attempt to solicit, divert or take away, from RSM or any direct or indirect subsidiary or Affiliate of RSM, any business with any person or entity who was being solicited as a potential client by RSM or any of its direct or indirect subsidiaries or Affiliates (other than for the provision of Public Accounting Services), within one year prior to the commencement of this Agreement and during the Covenant Period,
          (3) induce or cause, or attempt to induce or cause, any salesperson, distributor, supplier, vendor, manufacturer, representative, agent, or other person transacting business with RSM or any of its direct or indirect subsidiaries or Affiliates to terminate or modify such relationship or association,
          (4) induce or cause, or attempt to induce or cause, any employee, accountant, member, manager, shareholder, partner, director or officer of RSM or any of its direct or indirect subsidiaries or Affiliates to leave the employ of RSM or any of its direct or indirect subsidiaries or Affiliates, or
          (5) For purposes of this Agreement, an “Affiliate” shall mean, with respect to any person, (a) any person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, or (b) any person which RSM or any of its Affiliates (as determined pursuant to (a) above) provides Services of the type contemplated in this Agreement, or other similar agreements. For purposes of this definition “control” of a person shall mean the power, direct or indirect to, (x) vote or direct the voting of 50% or more of the outstanding shares of voting stock or similar interests of such person, or (y) direct or cause the direction of the management of such person, whether by contract or otherwise.
          iii) If M&P violates any of the provisions of Section 16(b)(i) or Section 16(b)(ii) after the date hereof, the Covenant Period shall be extended for a period of time equal to the period of any such violation.
          iv) In addition to any other rights or remedies RSM may possess, RSM shall be entitled to injunctive and other equitable relief to prevent any breach, threatened breach, or continuing breach of any part of this Agreement.
          c) Limitations On Enforcement. If any restriction set forth in this Section 13 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which such court shall consider enforceable.
          d) Termination of Restrictive Covenants. The restrictive covenants set forth in Section 13(b)(i) and 13(b)(ii) hereof shall expire if a Payment Event of Default (defined below) occurs under the Guaranty dated August                     , 1999 by Block in favor of McGladrey (the “Guaranty”). For purposes of this Section, a “Payment Event of Default” shall be deemed to occur if (i) any undisputed Guaranteed Obligation (as defined in the Guaranty) is not timely paid by RSM McGladrey when due and owing and (ii) Block fails to pay the amount of any such Guaranteed Obligation (provided that RSM McGladrey’s nonpayment then exists and is continuing) within thirty (30) days after delivery of written notice thereof to Block pursuant to the notice provisions of the Guaranty. Any expiration of such restrictive covenants pursuant to this Section shall not, however, act or be deemed to work on or effect any expiration, termination, waiver, forfeiture, or release of such restrictive covenants or in any way affect their enforcement for any period prior to the occurrence of the applicable Payment Event of Default.
          14. Network Firm Mergers.
          a) The parties agree that until a Foundation Firm is merged into M&P then a Network Firm (as defined below) operating in the Territory of a Foundation Firm may continue as a Network Firm. At such time that an agreement is executed with a Foundation Firm to merge into M&P, then the Network Firm in the same Territory will have ninety (90) days to determine if it also wants to merge or terminate its Network Firm membership. If a Network Firm determines not to merge with M&P, then (i) such Network Firm shall have an additional ninety (90) days to continue in the Network until Network services are suspended; and (ii) the Network Firm will have the option to continue as a Subscriber Firm (as defined below) and thereafter be entitled to the services provided a Subscriber Firm.
          b) Definitions. For purposes of this Section 14, the following definitions shall have the following meanings.
          i) “Territory” of a Foundation Firm shall mean a circle with a 50 mile radius around a Foundation Firm with its office at the center.
          ii) “Network Firm” shall mean an entity that has entered into an agreement with M&P to be a member of M&P’s network.
          iii) “Subscriber Firm” shall mean an entity that subscribes to certain services provided by M&P.
          15. Compliance with Independence Policies. RSM, HRB and Block agree that subsequent to closing M&P retains the right and authority to (i) establish the independence policies of the attest practice and that such policies will be binding upon RSM and HRB, and (ii) monitor and enforce the compliance with such policies within RSM and HRB organizations through the methodology deemed reasonably necessary by the attest firm to accomplish such objectives and to ensure that independence exists between the clients of the attest firm and the non-attest firm and HRB and their respective officers, directors and employees, as appropriate. M&P will resign from any engagement where a satisfactory resolution cannot be achieved whereby M&P can retain its independence.
          16. Obligations Contingent. Except upon occurrence of a Force Majeure Event (as defined below), in the event that (i) RSM fails to have at least 80% of the projected proforma pretax earnings levels set forth in Schedule 16 to this Agreement for any fiscal period during the Earnout Period and (ii) Block, HRB and RSM are otherwise in compliance in all material respects with the provisions of this Agreement and the Employment Agreements, Block, HRB, RSM and the Block Nominees may, in Block’s sole discretion, unilaterally and without liability terminate, modify, amend or ignore any of the provisions, rights, obligations, and/or duties under Sections 1 through 4 hereof (effective the first day of the fiscal annual period immediately following the annual period in which such earnings were deficient or such other later date as designated by Block), by providing written notice of same to M&P, Scally and Rotherham. “Force Majeure Event” shall mean any inability of M&P or RSM to provide service to their clients due to any strike, lockout or other labor or industrial disturbance, civil disturbance, lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, regulatory action or any other similar cause beyond the reasonable control of M&P or RSM or any of their contractors or other representatives.
          17. Miscellaneous.
          a) Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.
          b) Waiver of Compliance; Consents. Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived in writing by other benefited parties, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
          c) Notices. Any notice, request, consent or communication (collectively, a “Notice”) under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) telexed or telecopied, with receipt confirmed, addressed as follows:

(i)	If to M&P:

Bill Travis McGladrey & Pullen, LLP 3600 West 80th Street Suite 500 Bloomington, MN 55431

(ii)	If to Rotherham or Scally:

McGladrey & Pullen, LLP 3600 West 80th Street Suite 500 Bloomington, MN 55431

(iii)	If to the Block, HRB or RSM, to:

Bret G. Wilson H&R Block, Inc. 4400 Main Street Kansas City, MO 64111 Facsimile: (816) 753-8628

with a copy to:

James H. Ingraham, Esq. H&R Block, Inc. 4400 Main Street Kansas City, MO 64111 Facsimile: (816) 753-8628

and

Gregory G. Johnson, Esq. Bryan Cave LLP One Kansas City Place 1200 Main, Suite 3500 Kansas City, MO 64105 Facsimile: (816) 374-3300
or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) three (3) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (4) when receipt of the telex or telecopy is confirmed, as the case may be.
          d) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of other parties.
          e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          f) Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.
          g) Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          h) Governing Law. The provisions hereof shall be governed and interpreted in all respects pursuant to the internal and substantive laws of the State of Missouri without regard to conflict of laws principles which might cause the law of another jurisdiction to apply.
          i) Arbitration. Any controversy, claim, or dispute arising out of or relating to this Agreement or any breach thereof, including without limitation any dispute concerning the scope of the arbitration clause set forth below, shall be resolved as set forth below. Any party may seek injunctive relief pending the completion of mediation and arbitration under this Agreement.
          i) In the event a dispute arises relating to this Agreement, any party may demand mediation by notifying the American Arbitration Association (“AAA”) in the location where any arbitration would be conducted as set forth below, in writing with copies to all other parties involved in the dispute. The notification will state with specificity the nature of the dispute and the amount of any claims. Upon receipt of the mediation demand, the AAA will immediately convene a pre-mediation telephone conference of the parties hereto. The parties will make a representative, with full authority to settle, available for such a conference within five (5) business days of being contacted by the AAA or its designated mediator (“Mediator”). During the pre-mediation telephone conference, the parties will agree on mediation procedures or, in the event they cannot agree, Mediator will set the mediation procedures. The mediation procedures will provide for the mediation to be completed within thirty (30)

business days of the date of the initial demand for mediation. The parties will participate in good faith in the mediation and will use their best efforts to reach a resolution within the thirty (30) day time period. Each party will make available in a timely fashion a representative with authority to resolve the dispute. In the event that the dispute has not been resolved within thirty (30) days, the mediation may continue if the parties so desire. If not, the Mediator will so notify the parties and declare the mediation terminated. In the event that the mediation continues beyond thirty (30) days, but is not resolved within what Mediator believes is a reasonable time thereafter, the Mediator will so notify the parties, and declare the mediation terminated. Fees of the mediator shall be split equally between Block, HRB and RSM, on the one hand, and M&P, Scally and Rotherham, on the other hand.
          ii) After the mediation has been declared terminated, the matters in dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA as supplemented herein and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The governing law of this Agreement shall be the law used by the arbitrators in rendering their award, except that the Federal Rules of Evidence shall apply. There shall be three arbitrators. Each party shall choose one arbitrator, and the two chosen arbitrators shall choose the third arbitrator. Pending final award, the arbitrators’ compensation and expenses shall be advanced equally by the parties. The AAA shall hold an administrative conference with counsel for the parties within twenty (20) days after the filing of the demand for arbitration by any one or more of the parties. The parties and the AAA shall thereafter cooperate in order to complete the appointment of three arbitrators as quickly as possible. Within 15 days after all three arbitrators have been appointed, an initial meeting (which, if the arbitrators so determine, may be by phone) among the arbitrators and counsel for the parties shall be held for the purpose of establishing a plan for administration of the arbitration, including: (1) definition of issues; (2) scope, timing, and types of discovery, which may at the discretion of the arbitrators include production of documents in the possession of the parties, but may not without consent of all parties include depositions; (3) exchange of documents and filing of detailed statements of claims, prehearing memoranda and dispositive motions; (4) schedule and place of hearings; and (5) any other matters that may promote the efficient, expeditious, and cost-effective conduct of the proceeding. Each party shall have the right to request the arbitrator to make specific findings of fact.
          iii) The majority decision of the arbitrators shall contain findings of facts on which the decision is based, including any specific factual findings requested by either party, and shall further contain the reasons for the decision with reference to the legal principles on which the arbitrators relied. Such decision of the arbitrators shall be final and binding upon the parties. The arbitration shall take place in Chicago, Illinois. The final award shall award to the prevailing party its reasonable attorneys’ fees and costs incurred in connection with the arbitration (but if the prevailing party is not awarded all of the damages sought, only to the extent, pro rata, of its award compared to the damages sought) and may grant such other, further, and different relief as authorized by the Rules, including damages and out-of-pocket costs but which may not include exemplary, consequential or punitive damages.
          j) Entire Agreement. This Agreement, which term as used throughout includes the Schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
[SIGNATURES ON THE FOLLOWING PAGE]

THIS AGREEMENT IS SUBJECT TO AN ARBITRATION PROVISION THAT IS
BINDING ON THE PARTIES.
IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first herein above set forth.

RSM MCGLADREY, INC.

/s/ Bret G. Wilson

Bret G. Wilson, Vice President

H&R BLOCK, INC.

By: Name:	/s/ Bret G. Wilson Bret G. Wilson
Title:	Vice President, Corporate Development

HRB BUSINESS SERVICES, INC.

By: Name:	/s/ Bret G. Wilson Bret G. Wilson
Title:	Vice President

MCGLADREY & PULLEN, LLP

By:	/s/ Mark W. Scally Mark W. Scally

By:	/s/ Thomas G. Rotherham Thomas G. Rotherham
BEING ALL THE MEMBERS OF THE OFFICE OF MANAGING PARTNER